Exhibit 8(a)(4)

Amendment No. 26 to Participation Agreement (ATST)

AMENDMENT NO. 26 TO

PARTICIPATION AGREEMENT

BETWEEN

AEGON/TRANSAMERICA SERIES TRUST AND

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

Amendment No. 26 to the Participation Agreement (“Agreement”), dated February 27, 1991, as amended, between AEGON/Transamerica Series Fund, Inc. and Western Reserve Life Assurance Co. of Ohio (the “Parties”).

The following will be added as a new Section 2.12 of the Participation Agreement, replacing said section:

2.12	The Company represents and warrants that (a) all purchase and redemption orders with respect to shares of the Designated Portfolios submitted with respect to a Business Day in accordance with Article I will be received in good order by the Company prior to calculation of the net asset value on that Business Day as disclosed in the Designated Portfolios’ prospectuses, as they may be amended from time to time, and will be processed by the Company in compliance with Rule 22c-1 under the 1940 Act and regulatory interpretations thereof; (b) the Company will provide the Fund or its agent with assurances regarding the compliance of its handling of orders with respect to shares of the Designated Portfolios with the requirements of Rule 22c-1 and regulatory interpretations thereof upon reasonablr request; and (c) the Company will use its best efforts to cooperate with the Fund or its agent to implement policies and procedures to prevent frequent trading and/or market timing in the Designated Portfolios and enforce the market timing policies disclosed in the Designated Portfolios’ propsectuses, as they may be amended from time to time.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed this 1st day of September, 2005, in its name and on its behalf by its duly authorized representative.

AEGON/TRANSAMERICA SERIES TRUST		WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

By its authorized officer,		By its authorized officer,

By:	/s/ T. GREGORY REYMANN, II	By:	/s/ PRISCILLA I. HECHLER
	T. Gregory Reymann, II		Priscilla I. Hechler
Title:	Vice President and Counsel	Title:	Assistant Vice President and Assistant Secretary